Exhibit 99.1

FOR RELEASE, Tuesday, June 23, 2026	For Further Information:
1:10 p.m. Pacific Time	Jill Peters, Investor Relations Contact
(310) 893-7456 or jpeters@kbhome.com
Cara Kane, Media Contact
(321) 299-6844 or ckane@kbhome.com

KB HOME REPORTS 2026 SECOND QUARTER RESULTS
Revenues of $1.11 Billion; Diluted Earnings Per Share of $.43
Repurchased $75.0 Million of Common Stock
LOS ANGELES (June 23, 2026) — KB Home (NYSE: KBH) today reported results for its second quarter ended May 31, 2026.
“We produced solid second-quarter results that met or exceeded the mid-point of our key guidance ranges,” said Jeffrey Mezger, Executive Chairman. “Our return to a predominantly Built to Order business model continued to gain momentum, with these homes representing 73% of our net orders in the quarter, progress that we believe supports stronger, more sustainable performance over time and across market cycles.”
“Operationally, our teams continued to execute well and generated meaningful results, achieving 35 new community openings, at the high end of our projection, and reducing our build times by more than a full week sequentially from home start to home completion,” said Robert McGibney, President and Chief Executive Officer. “At the same time, we remained disciplined as we continued to successfully navigate a difficult and fluid market environment, balancing pace and price while tightly managing costs.”
“The progress in our second quarter sets the foundation for the remainder of fiscal 2026, with sequentially higher delivery volumes and gross margins projected for each of the final two quarters. We remain committed to increasing shareholder value through improved performance, as well as our continued focus on operational excellence, strong financial flexibility and ongoing balanced approach to capital allocation,” concluded Mezger.
Three Months Ended May 31, 2026 (comparisons on a year-over-year basis)
•Revenues were down 27% to $1.11 billion.
•Homes delivered decreased 23% to 2,395.
•Average selling price was $461,900, compared to $488,700.
•Homebuilding operating income was $28.2 million, compared to $131.5 million. The homebuilding operating income margin was 2.5%, compared to 8.6%, due to a lower housing gross profit margin and higher selling, general and administrative expense ratio. Excluding inventory-related charges of $5.6 million for both the current quarter and the year-earlier quarter, homebuilding operating income was 3.0%, compared to 9.0%.
◦The housing gross profit margin was 15.2%, compared to 19.3%. Excluding the above-mentioned inventory-related charges, the housing gross profit margin was 15.7%, compared to 19.7%, primarily reflecting price reductions, higher relative land costs and reduced operating leverage.

◦Selling, general and administrative expenses were 12.7% of housing revenues, compared to 10.7%, mainly due to a decrease in operating leverage.
•Financial services pretax income totaled $6.7 million, compared to $8.2 million, primarily due to lower equity in income from the Company’s mortgage banking joint venture. The joint venture’s results mainly reflected reduced loan origination volume driven by fewer homes delivered.
•Net income was $27.3 million, compared to $107.9 million. Diluted earnings per share was $.43, compared to $1.50, reflecting current quarter net income, partly offset by the favorable impact of the Company’s common stock repurchases.
◦The effective tax rate was 26.6%, compared to 24.2%.
Six Months Ended May 31, 2026 (comparisons on a year-over-year basis)
•Revenues totaled $2.19 billion, compared to $2.92 billion.
•Homes delivered of 4,765 were down 19%.
•Average selling price decreased 8% to $457,000.
•Net income was $60.8 million, compared to $217.4 million.
•Diluted earnings per share was $.96, compared to $3.00.
Net Orders and Backlog (comparisons on a year-over-year basis)
•Net orders of 3,317 declined 4%. The Company’s ending backlog was down 5% to 4,526 homes, and backlog value decreased 7% to $2.14 billion.
◦Monthly net orders per community were 4.0, compared to 4.5.
◦The cancellation rate as a percentage of gross orders was 12%, compared to 16%.
•The average community count for the quarter grew 9% to 278, and the ending community count was up 11% to 280.
Balance Sheet as of May 31, 2026 (comparisons to November 30, 2025)
•The Company had total liquidity of $1.12 billion, including $199.8 million of cash and cash equivalents and $923.4 million of available capacity under its unsecured revolving credit facility (“Credit Facility”), with $275.0 million of cash borrowings outstanding.
•Inventories increased slightly to $5.73 billion.
◦Investments in land and land development for the quarter decreased 4% to $495.8 million, compared to $513.9 million for the prior-year quarter. For the six months ended May 31, 2026, total land-related investments decreased 26% to $1.06 billion, compared to $1.43 billion for the year-earlier period.
◦The Company’s lots owned or under contract decreased 9% to 59,106, of which approximately 62% were owned and 38% were under contract.
•Notes payable were $1.97 billion, compared to $1.69 billion, reflecting cash borrowings outstanding under the Credit Facility. The debt to capital ratio was 34.1%, compared to 30.3%.
•Stockholders’ equity totaled $3.80 billion, compared to $3.90 billion, primarily reflecting current quarter common stock repurchases and cash dividends, partly offset by net income for the same period.

◦In the 2026 second quarter, the Company repurchased 1.4 million shares of its outstanding common stock at a cost of $75.0 million, bringing its total repurchases in the 2026 first half to 2.2 million shares at a total cost of $125.0 million. As of May 31, 2026, the Company had $775.0 million remaining under its current common stock repurchase authorization.
◦Based on the Company’s approximately 61.3 million outstanding shares as of May 31, 2026, book value per share of $61.93 increased 6% year over year.
Guidance
The Company is providing the following guidance for its 2026 third quarter and full year as to certain metrics:
2026 Third Quarter —
•Deliveries in the range of 2,600 to 2,800 homes.
•Housing revenues in the range of $1.20 billion to $1.35 billion.
•Housing gross profit margin in the range of 16.0% to 16.6%, assuming no inventory-related charges.
•Selling, general and administrative expenses as a percentage of revenues in the range of 11.3% to 11.9%.
•Effective tax rate in the range of 19% to 21%.
•Ending community count in the range of 270 to 280.
2026 Full Year —
•Deliveries in the range of 10,500 to 11,000 homes.
•Housing revenues in the range of $4.90 billion to $5.30 billion.
•Housing gross profit margin in the range of 16.1% to 16.5%, assuming no inventory-related charges.
•Selling, general and administrative expenses as a percentage of revenues in the range of 11.4% to 11.8%.
•Effective tax rate in the range of 22% to 24%.
Conference Call
The conference call to discuss the Company’s 2026 second quarter earnings will be broadcast live TODAY at 2:00 p.m. Pacific Time, 5:00 p.m. Eastern Time. To listen, please go to the Investor Relations section of the Company’s website at kbhome.com.
About KB Home
KB Home is one of the largest and most trusted homebuilders in the United States. We operate in 50 markets, have built over 700,000 quality homes in our nearly 70-year history, and are honored to be the #1 customer-ranked national homebuilder based on third-party buyer surveys. What sets KB Home apart is building strong, personal relationships with every customer and creating an exceptional homebuying experience that offers our homebuyers the ability to personalize their home based on what they value at a price they can afford. As the industry leader in sustainability, KB Home has achieved one of the highest residential energy-efficiency ratings and delivered more ENERGY STAR® certified homes than any other builder, helping to lower the total cost of homeownership. For more information, visit kbhome.com.

Forward-Looking and Cautionary Statements
Certain matters discussed in this press release, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. If we update or revise any such statement(s), no assumption should be made that we will further update or revise that statement(s) or update or revise any other such statement(s). In addition, such forward-looking statements may be based in whole or in part on general observations or opinions of our management, limited or anecdotal evidence and/or business or industry experience without in-depth or any particular empirical investigation, inquiry or analysis and are not intended, and do not express, factual assertions about past events. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; population growth or decline, household formations and demographic trends; conditions in the capital, credit and financial markets; our ability to access external financing sources and raise capital through the issuance of common stock, debt or other securities, and/or project financing, on favorable terms; the execution of any securities repurchases pursuant to our board of directors’ authorization; material and trade costs and availability, including the costs associated with achieving the standards for ENERGY STAR certified homes, and delays related to state and municipal construction, permitting, inspection and utility processes, which have been disrupted by key equipment shortages; rising consumer and producer price inflation; changes in interest rates, including those set by the Federal Reserve and those available in the capital markets or from financial institutions and other lenders, and applicable to mortgage loans; our debt level, including our ratio of debt to capital, and our ability to adjust our debt level and maturity schedule; our compliance with the terms of our unsecured revolving credit facility and our senior unsecured term loan; the ability and willingness of the applicable lenders and financial institutions, or any substitute or additional lenders and financial institutions, to meet their commitments or fund borrowings, extend credit or provide payment guarantees to or for us under our unsecured revolving credit facility or unsecured letter of credit facility; volatility in the market price of our common stock; our obtaining adequate levels of affordable insurance for our business and our ability to cover any incurred costs, liabilities or losses that are not covered by the insurance we have procured or that are due to our deciding not to procure certain types or amounts of insurance coverage; home selling prices, including our homes’ selling prices, being unaffordable relative to consumer incomes; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition from other sellers of new and resale homes, particularly homebuilders with significant unsold inventory; weather events, significant natural disasters and other climate and environmental factors, such as a lack of adequate water supply to permit new home communities in certain areas; potential instability associated with the regulatory and executive policies, proposals and orders of the U.S. presidential administration, including any directed at our operations, business practices or capital allocation strategies; government actions, policies, programs and regulations directed at or affecting the housing market (including the tax benefits associated with purchasing and owning a home, and the standards, fees and size limits applicable to the purchase or insuring of mortgage loans by government-sponsored enterprises and government agencies, and the potential significant scaling back or ending of the federal conservatorship of the government-sponsored enterprises), the homebuilding industry, or construction activities; changes in existing tax laws or enacted corporate income tax rates, including those resulting from regulatory guidance and interpretations issued with respect thereto, such as Internal Revenue Service guidance regarding heightened qualification requirements for federal tax credits for building energy-efficient homes and the pending expiration of such tax credits in 2026; changes in U.S. trade policies, including the imposition of tariffs and duties on homebuilding materials and products, and related trade disputes with and retaliatory measures taken by other countries, and financial markets’ and business’ reactions to any such policies; disruptions in world and regional trade flows, economic activity and supply chains due to the military conflicts in the Middle East and in Ukraine, including those stemming from wide-ranging sanctions and other restrictions the U.S. and other countries have imposed or may further impose respectively on Iranian or Russian business sectors, financial organizations, individuals and raw materials, the impact of which may, among other things, increase our operational costs, exacerbate building materials and appliance shortages and/or reduce our revenues and earnings; the adoption of new or amended financial accounting standards and the guidance and/or interpretations with respect thereto; the availability and cost of land in desirable areas and our ability to timely and efficiently develop acquired land parcels and open new home communities; impairment, land option contract abandonment or other inventory-related charges, including any stemming from decreases in the value of our land assets; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; costs and/or charges arising from regulatory compliance requirements or from legal, arbitral or regulatory proceedings, investigations, claims or settlements, including unfavorable outcomes in any such matters resulting in actual or potential monetary damage awards, penalties, fines or other direct or indirect payments, or injunctions, consent decrees or other voluntary or involuntary restrictions or adjustments to our business operations or practices that are beyond our current expectations and/or accruals; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned strategies and initiatives related to our product, geographic and market positioning, gaining share and scale in our served markets, through, among other things, our making substantial investments in land and land development, which, in some cases, involves putting significant capital over several years into large projects in one location, and in entering into new markets; our operational and investment concentration in markets in California; consumer interest in and responsiveness to our new home communities, products and simplified selling process with transparent pricing and limited incentives, particularly from first-time homebuyers and higher-income consumers; our ability to generate orders and convert our backlog of orders to home deliveries and revenues, particularly in key markets in California; our ability to successfully implement our business strategies and achieve any associated financial and operational targets and objectives, including those discussed in this release, during today’s conference call or in any of our other public filings, presentations or disclosures; income tax expense volatility associated with stock-based compensation; the costs we incur in connection with relocating our corporate headquarters office from Los Angeles, California to Tempe, Arizona in 2027, including costs for employee-related severance, retention, and relocation, as well as recruitment and onboarding; the ability of our homebuyers to obtain homeowners and flood insurance policies, and/or typical or lender-required policies for other hazards or events, for their homes, which may depend on the ability and willingness of insurers or government-funded or -sponsored programs to offer coverage at an affordable price or at all; the ability of our homebuyers to obtain residential mortgage loans and mortgage banking services, which may depend on the ability and willingness of lenders and financial institutions to offer such loans and services to our homebuyers; the performance of mortgage lenders to our homebuyers; the performance of KBHS Home Loans, LLC (“KBHS”); the ability and willingness of lenders and financial institutions to extend credit facilities to KBHS to fund its originated mortgage loans; information technology failures and data security breaches; an epidemic, pandemic or significant seasonal or other disease outbreak, and the control response measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period; widespread protests and/or civil unrest, whether due to political events, social movements or other reasons; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission for a further discussion of these and other risks and uncertainties applicable to our business.
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(Tables Follow)
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KB HOME
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months and Six Months Ended May 31, 2026 and 2025
(In Thousands, Except Per Share Amounts – Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2026	2025	2026	2025
Total revenues	$1,112,435	$1,529,585	$2,189,446	$2,921,362
Homebuilding:
Revenues	$1,107,107	$1,524,716	$2,179,166	$2,911,757
Costs and expenses	(1,078,956)	(1,393,253)	(2,118,029)	(2,652,955)
Operating income	28,151	131,463	61,137	258,802
Interest income	1,164	1,679	2,445	3,758
Equity in income of unconsolidated joint ventures	1,269	1,080	1,791	3,493
Homebuilding pretax income	30,584	134,222	65,373	266,053
Financial services:
Revenues	5,328	4,869	10,280	9,605
Expenses	(1,493)	(1,570)	(3,043)	(3,109)
Equity in income of unconsolidated joint venture	2,830	4,862	4,963	9,191
Financial services pretax income	6,665	8,161	12,200	15,687
Total pretax income	37,249	142,383	77,573	281,740
Income tax expense	(9,900)	(34,500)	(16,800)	(64,300)
Net income	$27,349	$107,883	$60,773	$217,440
Earnings per share:
Basic	$.44	$1.53	$.97	$3.05
Diluted	$.43	$1.50	$.96	$3.00
Weighted average shares outstanding:
Basic	61,789	69,976	62,214	70,745
Diluted	62,733	71,226	63,219	72,108

KB HOME
CONSOLIDATED BALANCE SHEETS
(In Thousands – Unaudited)

	May 31, 2026	November 30, 2025
Assets
Homebuilding:
Cash and cash equivalents	$199,819	$228,614
Receivables	389,728	350,636
Inventories	5,732,557	5,670,802
Investments in unconsolidated joint ventures	78,766	72,436
Property and equipment, net	103,840	101,457
Deferred tax assets, net	88,665	88,665
Other assets	124,755	107,833
	6,718,130	6,620,443
Financial services	57,332	59,809
Total assets	$6,775,462	$6,680,252

Liabilities and stockholders’ equity
Homebuilding:
Accounts payable	$303,850	$351,261
Accrued expenses and other liabilities	704,401	731,946
Notes payable	1,968,714	1,692,977
	2,976,965	2,776,184
Financial services	1,687	3,210
Stockholders’ equity	3,796,810	3,900,858
Total liabilities and stockholders’ equity	$6,775,462	$6,680,252

KB HOME
SUPPLEMENTAL INFORMATION
For the Three Months and Six Months Ended May 31, 2026 and 2025
(In Thousands, Except Average Selling Price – Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2026	2025	2026	2025
Homebuilding revenues:
Housing	$1,106,252	$1,524,716	$2,177,726	$2,911,757
Land	855	—	1,440	—
Total	$1,107,107	$1,524,716	$2,179,166	$2,911,757

Homebuilding costs and expenses:
Construction and land costs
Housing	$937,629	$1,230,055	$1,845,142	$2,337,469
Land	780	—	1,296	—
Subtotal	938,409	1,230,055	1,846,438	2,337,469
Selling, general and administrative expenses	140,547	163,198	271,591	315,486
Total	$1,078,956	$1,393,253	$2,118,029	$2,652,955

Interest expense:
Interest incurred	$28,975	$28,626	$57,109	$55,018
Interest capitalized	(28,975)	(28,626)	(57,109)	(55,018)
Total	$—	$—	$—	$—

Other information:
Amortization of previously capitalized interest	$18,675	$25,306	$37,532	$48,729
Depreciation and amortization	11,452	10,114	22,619	19,818

Average selling price:
West Coast	$624,300	$682,000	$628,200	$694,500
Southwest	444,300	475,200	460,600	468,200
Central	345,400	348,900	337,900	357,600
Southeast	368,300	393,300	364,000	396,200
Total	$461,900	$488,700	$457,000	$494,400

KB HOME SUPPLEMENTAL INFORMATION For the Three Months and Six Months Ended May 31, 2026 and 2025 (Dollars in Thousands – Unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2026	2025	2026	2025
Homes delivered:
West Coast	818	968	1,528	1,817
Southwest	375	661	753	1,339
Central	596	811	1,271	1,562
Southeast	606	680	1,213	1,172
Total	2,395	3,120	4,765	5,890

Net orders:
West Coast	1,203	1,104	2,205	2,002
Southwest	523	557	1,037	1,102
Central	803	1,030	1,463	1,750
Southeast	788	769	1,458	1,378
Total	3,317	3,460	6,163	6,232

Net order value:
West Coast	$766,870	$728,141	$1,429,004	$1,335,320
Southwest	228,373	268,921	449,900	538,143
Central	267,836	328,614	503,436	568,339
Southeast	285,317	285,338	530,368	515,279
Total	$1,548,396	$1,611,014	$2,912,708	$2,957,081

	May 31, 2026		May 31, 2025
	Homes	Value	Homes	Value
Backlog data:
West Coast	1,618	$1,042,729	1,396	$947,842
Southwest	751	323,520	897	443,533
Central	1,064	368,893	1,321	445,853
Southeast	1,093	403,192	1,162	451,003
Total	4,526	$2,138,334	4,776	$2,288,231

KB HOME
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In Thousands, Except Percentages – Unaudited)
Company management’s discussion of the results presented in this press release may include information about the Company’s adjusted housing gross profit margin, which is not calculated in accordance with generally accepted accounting principles (“GAAP”). The Company believes this non-GAAP financial measure is relevant and useful to investors in understanding its operations, and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. However, because it is not calculated in accordance with GAAP, this non-GAAP financial measure may not be completely comparable to other companies in the homebuilding industry and, thus, should not be considered in isolation or as an alternative to operating performance and/or financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the most directly comparable GAAP financial measure in order to provide a greater understanding of the factors and trends affecting the Company’s operations.
Adjusted Housing Gross Profit Margin
The following table reconciles the Company’s housing gross profit margin calculated in accordance with GAAP to the non-GAAP financial measure of the Company’s adjusted housing gross profit margin:

	Three Months Ended May 31,		Six Months Ended May 31,
	2026	2025	2026	2025
Housing revenues	$1,106,252	$1,524,716	$2,177,726	$2,911,757
Housing construction and land costs	(937,629)	(1,230,055)	(1,845,142)	(2,337,469)
Housing gross profits	168,623	294,661	332,584	574,288
Add: Inventory-related charges (a)	5,579	5,558	7,734	7,013
Adjusted housing gross profits	$174,202	$300,219	$340,318	$581,301
Housing gross profit margin	15.2%	19.3%	15.3%	19.7%
Adjusted housing gross profit margin	15.7%	19.7%	15.6%	20.0%
(a)    Represents inventory impairment and land option contract abandonment charges associated with housing operations.
Adjusted housing gross profit margin is a non-GAAP financial measure, which the Company calculates by dividing housing revenues less housing construction and land costs excluding housing inventory impairment and land option contract abandonment charges (as applicable) recorded during a given period, by housing revenues. The most directly comparable GAAP financial measure is housing gross profit margin. The Company believes adjusted housing gross profit margin is a relevant and useful financial measure to investors in evaluating the Company’s performance as it measures the gross profits the Company generated specifically on the homes delivered during a given period. This non-GAAP financial measure isolates the impact that housing inventory impairment and land option contract abandonment charges have on housing gross profit margins, and allows investors to make comparisons with the Company’s competitors that adjust housing gross profit margins in a similar manner. The Company also believes investors will find adjusted housing gross profit margin relevant and useful because it represents a profitability measure that may be compared to a prior period without regard to variability of housing inventory impairment and land option contract abandonment charges. This financial measure assists management in making strategic decisions regarding community location and product mix, product pricing and construction pace.